SELECTICA, # 577982
April 29, 2004, 2: 00 p.m. PT
Financial Relations Board
Chairperson: Tony Rossi

Operator	Good morning, ladies and gentlemen, welcome to the Selectica fourth quarter of 2004 conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, April 29, 2004.

I would now like to turn the conference over to Robert Doughtery, the Manager of Corporate Communications and Investor Relations at Selectica. Please go ahead, sir.

R. Doughtery	Thanks very much. Good afternoon, ladies and gentlemen, and welcome to Selectica’s fourth quarter fiscal year 2004 conference call. Once again my name is Robert Doughtery, Manager for Corporate Communications and Investor Relations. With me today are Stephen Bennion, our CFO and interim CEO and Stephen Shu, our Vice President and Corporate Controller.

Before turning the call over to Steve I’d like to read our Safe Harbor statement. The statements contained in this call that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934 including statements regarding Selectica’s expectations, beliefs, hopes, intentions or strategies regarding the future. Our forward-looking statements included in this call are based upon information available to Selectica as to the date hereof. Selectica assumes no obligation to update any such forward-looking statements. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include but are not limited to the factors discussed in Selectica’s current filings with the Securities and Exchange Commission and the company’s annual report on Form 10K. Steve?

S. Bennion	Thanks, Robert, and thanks all of you for joining us today. In the fourth quarter we made excellent progress on continuing our turnaround and executing well on the sales and product development strategies that we believe will ultimately lead to Selectica’s future growth and profitability.

Our revenue was $8.3 million in the quarter compared with $6.6 million in the same period of the previous year. Our net loss was reduced to $3.3 million, or 10 cents per share from $6.4 million, or 21 cents per share last year.

We continue to be very pleased with the increase in sales activity we are seeing. Although bookings were slightly lower compared to last quarter, for the second consecutive quarter they were significantly higher than what we experienced in late fiscal 2003 and early fiscal 2004. One of the most encouraging developments this quarter was the higher level of sales activity coming through our strategic partners. In fact, the two largest deals this quarter were done in conjunction with partners.

One of the key initiatives that we set for ourselves over the past couple of quarters was to make better use of the strong sales capabilities of our strategic partners and we are pleased to see these efforts beginning to bear fruit. Lastly, we held our fiscal 2005 sales meeting offsite. We were absolutely delighted to see, experience and share the power of our new sales organization and the level of commitment and excitement of our people.

From the product development perspective we continue to enhance the appeal of our platform products as we rolled out the latest releases of Selectica’s configuration platform, Release 6.7 and Selectica’s pricing platform, Release 2.2. These latest offerings enable faster application development, automation and more rapid integration as well as increased flexibility for modeling pricing policies.

Many of these features will be incorporated into our new Enterprise Productivity Suite, or EPS, that we’re planning to release in late summer. Selectica EPS is an integrated, opportunity-to-order application suite that is designed to integrate tightly and complement companies’ existing CRM and ERC systems.

We see a tremendous opportunity to fill the gaps that exist in most enterprises between their CRM application that primarily manages their new business pipeline and their ERC application that manages business processes after the order has been secured.

What we know and what many companies are beginning to learn is that there is a great deal of inefficiency in the steps between pursuing new business leads and fulfilling the customer’s order. This inefficiency results in misconfigurations, rework, concessions, write-offs, lost productivity and lost sales to competitors. Collectively this inefficiency can result in a significant loss in revenue and profit margin for companies.

This is where Selectica comes in. By bridging the gap between CRM and ERC systems, Selectica ensures that profit potential is optimized. In this gap between CRM and ERC, the most important and difficult problems to manage are the configuration, pricing, recording, field management and related workflow processes. As a technology leader in those areas, we believe Selectica is well positioned to be a major player in this emerging opportunity-to-order space.

The initial responses we received regarding the Enterprise Productivity Suite from industry analysts and potential customers is very positive and we believe that EPS will be very well received. As part of this product rollout, we plan to introduce industry specific versions for the telecom, manufacturing and financial services markets which should also enhance the appeal of our solutions.

During the past quarter we completed development of our new Selectica Solutions Advisor which is an entry level guided selling product. Solutions Advisor will be part of EPS and will also be sold as a stand-alone product.

This is the first out-of-box application that we’ve ever produced and it’s very channel friendly. It is exactly the type of complementary product we are now focused on. It harnesses the power of our technology and combines it with the best practices we’ve learned from our many successful previous projects to create a solution that requires very little custom development. We think it’s a substantial improvement over similarly priced guided selling applications and will be well received in the marketplace.

We have discussed frequently the need to address the development and maintenance of our applications. The solution is Selectica Fusion. Selectica Fusion allows our customers to leverage any structured data sitting in their Legacy repositories and convert it automatically into Selectica knowledge bases that power their selling applications. After the customer has set up their Selectica environment, any changes in the Legacy data will result in automatic updates to the selling application.

A customer case study will be released shortly that will highlight the benefits Selectica Fusion has provided to a Global 500 PC manufacturer.

I’m now going to turn the call over to Stephen Shu, our Vice President of Finance, who will review our fourth quarter financial results in more detail and then I will return to provide our outlook for the next quarter. Steve?

S. Shu	Thanks, Steve. As most of you are aware, we have historically reported both non-GAAP and GAAP results in order to provide greater clarity around our results of operation. Although we are no longer reporting non-GAAP results in our earnings releases or in our quarterly conference calls, we will provide additional detail around such items such as non-cash charges related to stock options, restructuring charges and other charges that may not be considered as part of our normal operations to the extent they are material.

Revenue for the fourth quarter was $8.3 million with a net loss of $3.3 million, or 10 cents per share. This compares with revenue of $10 million with a net loss of $452,000, or 1 cent per share for the third quarter. Remember that in Q3 our bottom line results were positively impacted by the recognition of approximately $1.1 million in other income related to the sale of our health insurance assets to Accenture.

Our license to service revenue split for the quarter was 37% license and 53% services compared to 48% license and 52% services last quarter. This split will vary from quarter-to-quarter depending on which products generate revenue during a particular quarter.

License margin for the quarter was 83% compared to 94% in the third quarter. During the fourth quarter we wrote off approximately $300,000 worth of prepaid royalties associated with OEM components for future products. We have taken this conservative approach with respect to prepaid royalties because of delays in the timing and changing priorities of new releases. Expected license margins typically should be between the 90% and 95% range.

Services margin for the quarter was 34% compared to 21% in the third quarter. In the previous quarter we stated that we had some implementations with substandard margins and that we have recognized the last of these in Q3. While these implementations have had significant impact on our services margins, our current contracts have much better margins and we expect to maintain the service margin levels in 30% plus.

We were cash flow positive this quarter by approximately $5 million. We had a strong collections quarter coupled with about $3 million in proceeds from stock option exercises. Total cash, cash equivalents and investments at the end of the quarter totaled approximately $119 million and we have no long term debt.

Shares outstanding at the end of the quarter were 32.5 million. DSO was 8 days as collections historically have not been an issue for us.

Deferred revenue at the end of the quarter increased to approximately $7.8 million from $5.5 million last quarter. The increase in deferred revenue primarily relates to cash received from new customers in advance of revenue recognition.

Turning now to the income statement, total quarterly expenses for the company were $12.1 million compared to $11.9 million in Q3. Included in our quarterly run rate of $12.1 million are one time charges of approximately $1 million relating to severance and charges associated with modifications to stock option grants. These charges relate to our efforts to realign the company and strengthen our sales organization without increasing total expenses.

We reduced headcount in some other areas of the company to offset the additional RSMs we brought on board. As part of the severance package to the terminated employees, we modified the terms for some of the stock option grants which resulted in a one time non-cash charge of approximately $630,000 for the quarter.

During last quarter’s call we also mentioned to you that we are planning to incur charges of approximately $750,000 related to management actions targeted at reducing quarterly expense levels to approximately $10 million. We are still planning on executing on these actions but after reassessing our customer deliverables and our commitments to EPS, these cost reductions may not occur until the December quarter.

R& D spending came in at $3.5 million compared to $3.1 million last quarter. This increase of $400,000 came primarily from the charges related to severance and modifications in stock option grants mentioned earlier.

Sales and marketing was at $3.3 million compared to $3 million in the prior quarter. The cost increase primarily relates to the increased investment in the sales force, $400,000 related to severance and modification in stock option grants offset by the reduction in expense for the e-insurance division and lower spending in marketing programs.

G& A was flat quarter-over-quarter at $1.3 million.

Headcount worldwide at the end of the quarter was 320, down from 360 at the end of last quarter primarily from the sale of our health insurance business. Geographically 180 are based in North America and Europe and the remaining 140 of our employees are in India.

With respect to our stock repurchase program, we did not repurchase any shares during the quarter and our total investment remains at approximately $21 million and the total shares repurchased at approximately 6.2 million.

I’ll now turn the call back over to Steve. Steve?

S. Bennion	Thank you. As we’ve discussed previously there’s a significant lag between the time we book deals and when they get recognized as revenue due to our conservative accounting policies which typically recognize license and service revenue over the life of a project. This means that reported revenue will continue to be impacted until new bookings reach higher levels on a sustained basis. Obviously we’re all working very hard to make this happen.

Looking at the June quarter, we expect revenue to be approximately $7 to $7.5 million and net loss per share for the quarter to be in the range of 10 to 12 cents. We are truly excited about our turnaround and expect that it will gain additional momentum with the late summer release of our new EPS products which will significantly expand our addressable market and give us a vehicle to compete for deals that do not require a high degree of customization and sell at lower price points.

With this expanded product line along with the best tax form product in the industry, we also think that we’ll have a better opportunity to mine our installed base and capitalize on sales opportunities that we might have been missing. This will also be helped by the increased number of quota carrying sales managers we now have which will help us dedicate more attention to these opportunities.

In terms of number of quota carrying sales rep, s we now have 14 full time quota carrying sales reps in addition to very senior management which is up from 8 in the November/December timeframe.

In summary, Selectica is changing for the better. We believe that the combination of our new products, our new positioning within the opportunity-to-order space and the expanded, higher quality sales force we have on board will push our bookings to the level that will result in profitability.

As we enter fiscal 2005 we believe that Selectica’s never been stronger. We have the right talent, strategies and products in place to make Selectica a much more valuable company going forward.

With that we’ll now open the call to questions. Operator, we’re ready for the first question.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three toned prompt acknowledging your selection. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question comes from Justin Cable with B. Riley & Company. Please go ahead.

J. Cable	Good afternoon.

S. Bennion	Hi, Justin.

J. Cable	Steve, I was wondering if you could talk more about maybe the quarter and the guidance. If we look at the quarter it was above what we were modeling and deferred revenues were up nicely which you said reflects some of the cash received prior to recognizing revenues for the deals. But the guidance was down sequentially quite a bit. Maybe just go over a little bit more of the specifics of the reasons behind that.

S. Bennion	The primary reason is that there was a major deal that we were certainly expecting to book in the last quarter which slipped out. We think it’ll happen this quarter but that puts us a little bit off kilter in terms of our reported revenue growth.

J. Cable	Do you think the deal will close this quarter?

S. Bennion	We do. We have a pretty high degree of confidence that it’s moving forward but it didn’t happen last quarter.

J. Cable	In terms of working closely with your partners, it was nice to see two of the large deals were in conjunction with your partners. What are some of the new developments there? Who are your major partners going to be going forward?

S. Bennion	We’ve worked historically with most of the SIs including Accenture which was our partner in the health insurance business. In various verticals the folks we’re working with are folks like Accenture and Deloitte & Touche. Also we are very focused on working with IBM in various areas including what they’re now calling I think their Business Consulting Services or what they used to call Global Services. In fact, one of the deals that we closed in the quarter was done in conjunction with them.

The other partner deal in the quarter was the banking application which was sold to our great partner in Australia, SalesTech. So I think going forward we do see a lot of opportunity to work more closely with these partners.

J. Cable	As you roll out the lower end products, is this going to go through these partners or are you going to try to find additional reseller type of partners?

S. Bennion	Yes, EPS is a whole different story. Actually a part of the sales organization build up, and a guy who’s not included in that count of 14 is an extremely experienced channel manager, so we’ll be working on expanding our channel coverage in a big way.

J. Cable	On the pipeline, how has that been, are you still seeing a decent increase? You said that customer activity was going pretty strong. Are you seeing enough deals in the pipeline to get to your level of profitability?

S. Bennion	We are. Actually we’re tracking a lot more metrics now in terms of pipeline and so forth. One of those metrics that we track is growth in the active pipeline. We’re also very focused on making certain that all of those are qualified deals and that we judge them very carefully.

In looking through that, it’s really very pleasing to see a lot of names that we hadn’t seen before. I think it’s probably safe to say that the big, new sales force was really launched last week and we are seeing increases in the active pipeline and we’re also seeing a lot more new transactions in the pipeline. Dave Achem [ sp] tracks that very carefully and I would say we’re very pleased with the pipeline activity.

J. Cable	What’s been the biggest driver for generating those leads?

S. Bennion	I think the business climate has improved in combination with the fact that as I mentioned companies have done CRM, companies have done ERP. What they haven’t done is this opportunity-to-order which is in the middle of where actually all of the money is made or lost -either sales happen or not or misconfigurations happen.

And the hardest part of that is the configuration pricing and quoting. We are the world’s best configuration company and we’re leveraging that strength to drive activity in that marketplace.

So a lot of the activity we’ve seen are initiatives driven from the CXO level and they’re calling them things like Opportunity-to-order, Quote to Cash, Sales Realization. But I think people are realizing that there is a lot of inefficiency and a lot of money to be made in that area.

J. Cable Great	The last question I have is on the stock buyback. Have your plans changed at all? I know you didn’t execute any last quarter, stock is starting to come in a little bit here. I don’t know if you can talk about what level would you reconsider executing on that buyback.

S. Bennion	I don’t want to project what we might do. I will say that historically we’ve obviously been more active when the stock has been lower, below cash per share which we see as an opportunistic thing.

J. Cable	Thank you.

Operator	Our next question comes from Jeff Meyers with Intrepid Capital Management. Please go ahead.

J. Meyers	Great, thanks guys. First question is do you think you could get to profitability without the release of the EPS suite or is that a necessary factor in order to get to profitability?

S. Bennion	That’s an interesting question, Jeff, and I’ll give you my opinion and in my opinion the answer is yes. I think our current products are outstanding, our platform is robust, the opportunities are there, we’ve gotten much better at mining those opportunities, we’ve gotten much better at implementing them. So in my mind we could.

J. Meyers	This quarter how many 10% customers were there and how big were those customers?

S. Bennion	In terms of reported revenue or bookings?

J. Meyers	Reported revenue.

S. Bennion	Let me get Mr. Shu to figure out that number, Jeff. Do you have another question? He’s crunching that. Do you have another question?

J. Meyers	Guidance for the next quarter, $7 to $7.5 million. Given bookings this past quarter and the quarter before, do you see that being the low point in revenue or could it bump along at $7 million or go even lower in the September quarter?

S. Bennion	That sort of level is we think hopefully the low point. It’s not inconceivable that it could go lower than that, it obviously depends on what we book. As I mentioned to Justin, the slippage of our bookings, of this one deal, put us off kilter by about a quarter. Looking at the business and the pipeline, looking at the new deals we’re bringing in and so forth, we’re all driving to drive this back up. It’s hard to predict also variables in the progress of projects so we’ve always had the risk that from time to time we might slip a deadline by a couple of weeks and some revenue doesn’t come in for the right quarter.

We’re trying to be as conservative as we can in terms of guidance we’re giving, being as conservative and realistic as we can be.

What I want to convey is we do see a lot of momentum, we see momentum in the pipeline and we’ve had so many quarters of really miserable bookings that we’re having to grit our teeth and get through these quarters until our reported revenue comes back.

Based on the other question, there were two more than 10% customers in the quarter.

J. Meyers	How big were they either in aggregate or each one?

S. Bennion	I think between the two it’s probably 50% of revenue. One larger than the other.

J. Meyers	Are those two customers still going to be around next quarter and in September or when do they fall off?

S. Bennion	I think one of them is actually out through 2005 and one of them I think falls off in September. Part of our projection obviously is the new pipeline and the new bookings that have to come in to replace the projects where we’re currently recognizing revenue.

J. Meyers	Right. Last question for you. In terms of linearity of bookings, what did you see this past quarter and what are you seeing this quarter? Have you guys signed any deals yet this quarter or is that usually more of a third month phenomenon?

S. Bennion	We are afflicted with the third month phenomenon. I think last quarter in the second month of the quarter we did a pretty good job but clearly a lot of things close in the third month. We’re hoping that ... we do most of our business and do some of it in the second month but we’ll always have the third month phenomenon. J. Meyers Gotcha. Okay, great. Thanks, guys.

S. Bennion	Thanks, Jeff.

Operator	Our next question comes from Lily Wu with TGRA Capital. Please go ahead.

L. Wu	Yes, thank you. Can I get an idea of how the bookings and deferred revenue. . . I noticed you said that there’s a lag but for example in the third quarter ‘04, bookings were noted to be especially strong. I was wondering for example third quarter bookings, how much of that has already been recognized?

S. Bennion	We usually have about a two quarter lag between bookings and when we first report revenues. The third quarter, the December quarter, there was essentially nothing that was booked in the December quarter that was reflected as revenue in the March quarter.

L. Wu	So the December quarter bookings are yet to be recognized?

S. Bennion	Right. I want to clarify one point about your question. The December bookings were significantly better than they’ve been for at least the three preceding quarters. They weren’t at the level that gets us to profitability but there was a very, very nice and significant increase.

L. Wu	I see. I guess that’s why I was also hopeful that the June quarter would have been better.

S. Bennion	It’s at least a two quarter lag.

L. Wu	The actual level of bookings are changed, you’re not disclosing at this point?

v S. Bennion	Because bookings have so much variability and software, service, maintenance and so forth, we don’t disclose actual bookings. We try to do a qualitative discussion of what they are. So what I would say is we’re improving, we’ve got about a 25% gap to close between bookings and breakeven but in our world that’s one or two or three deals.

L. Wu	Right. Two other quick points. You mentioned that there are 14 quota carrying salespeople now. What was that number say a year ago or two quarters ago?

S. Bennion	Looking back to the November/ December timeframe we had eight quota carrying RSMs. Of those eight, the new sales organization carried over six, so we replaced two of that number and now we’re at 14. We would anticipate this quarter adding at least one. In fact we are adding one to our U.K. office and possibly another one in the U.S. or Europe. I think we’ll exit the quarter at about 16 quota carrying sales reps plus our channel guys plus our three senior sales managers who are also very busy selling.

The selling power we have out there addressing the market is very, very much substantially bigger than we’ve ever had before.

L. Wu	One final point, Steve. I’m not sure if I missed it. Has there been a formal CEO announcement for Selectica? I think the press release still reflects you as interim.

S. Bennion	I think I hold the world record for interim CEO. The Board hasn’t made a selection yet and so we’re continuing with all of our programs and driving the company and we’re all pretty happy with the progress we’re making.

L. Wu	Is that a distraction within the company? Are there things which are kind of pending that decision in terms of product rollouts or clearly hiring is going forward.

S. Bennion	No, we have our team, we operate this company as a team. The Board has a great deal of confidence in the team and so there are no decisions that are not being made, there are no programs that aren’t going forward. We’re absolutely going full tilt.

L. Wu	Okay. So no set date?

S. Bennion	No. I think I would anticipate hopefully something this quarter but really that’s about all I can say about it.

L. Wu	Good, thank you.

Operator	Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder if you are using speaker equipment you will need to lift the handset before pressing the numbers.

Mr. Bennion, I’m showing there are no further questions. Please continue with your closing comments.

S. Bennion	Again, we’d like to thank all of you for joining us today and we’ll look forward to speaking with you at the end of next quarter. Thanks very much. Goodbye.

Operator	Ladies and gentlemen, this concludes the Selectica fourth quarter of 2004 conference call. If you would like to listen to a replay of today’s conference you may dial 1-800-405-2236 or you may dial 303-590-3000 and enter the access number of 577982. Thank you for participating, you may now disconnect.